Exhibit 10.34

EMPLOYMENT SEPARATION

AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”), is entered into this 21st day of June 2006, by and between Jeffrey M. Nodland, an individual (“Executive”), and Hexion Specialty Chemicals Inc., a New Jersey corporation (the “Company”).

WHEREAS, Executive was employed as the President, Coatings & Inks for the Company; and

WHEREAS, Executive resigned from the Company and Executive and the Company mutually agreed to terminate Executive’s employment relationship with the Company upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Executive and the Company agree as follows:

I.	Resignation.

A. Resignation Effective May 13, 2006. Executive irrevocably resigns as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates, effective May 13, 2006 (the “Separation Date”). Concurrently with the execution of this Separation Agreement, Executive shall execute the letter attached as Exhibit A hereto and promptly deliver such letter to the Company. The Company and its affiliates accept such resignation. Executive acknowledges and agrees that all payments due to Executive from the Company after the Separation Date shall be determined under this Separation Agreement.

B. Termination of Prior Employment Agreements. Executive shall have no further rights pursuant to any prior agreement with the Company or any of its affiliates governing the terms of Executive’s employment by any of them, except to the extent necessary to effect the payments contemplated by Section II.D.

II.	Severance.

A. Severance Pay. The Company shall pay as severance pay to Executive an aggregate amount equal to $325,000, less legally required withholding and authorized deductions. Such amount shall be paid in a series of substantially equal installment payments (each constituting a fraction of the aggregate severance amount and with such installments paid not less frequently than monthly) over a period not to exceed one year after the Separation Date. The Company shall commence such installments within thirty (30) days following the Separation Date. The Company agrees that in the event that Executive accepts employment that requires he relocate outside of Texas, all remaining payments under this section will be accelerated and paid as a cash lump sum payment promptly following Executive’s notice to the Company of his relocation and providing such information to support the relocation requirement as the Company may reasonably request.

B. Outplacement. The Company shall provide Executive with the level of outplacement services customarily provided to its senior executives, such outplacement services will be provided by either Drake Beam Morin or Right Associates as determined by the Executive. Such outplacement services are to be in effect upon the Executive’s initiations of a program with the outplacement provider (which, in any event, will be within ninety (90) days after the Separation Date) and ending twelve (12) months thereafter; provided, however, that the Company’s obligation under this Section II.B shall cease immediately upon Executive’s obtaining subsequent employment.

C. Health Benefit Continuation. The Company shall promptly pay Executive a lump sum amount of $13,860 (subject to tax withholding), such amount intended to cover the cost of Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for twelve months at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date. Executive may elect to continue medical coverage pursuant to COBRA; however, Executive shall be required to pay all premiums associated therewith.

D. Remaining Payments. Executive and the Company acknowledge and agree that Executive is entitled to payment of the following amounts at the times indicated: (1) the amount of Executive’s prorated bonus earned for 2006 under the Company’s Incentive Compensation Plan (“ICP”), as determined by the Company’s Board of Directors in its sole discretion, such amount to be paid at the same time bonuses for 2006 are paid to ICP participants generally; (2) a cash payment equal to the value of any portion of Executive’s account under the Hexion Specialty Chemicals Retirement Savings Plan (the “Retirement Plan”) that was unvested as of the Separation Date, such amount estimated to equal approximately $3,528 (subject to tax withholding) and to be paid upon or promptly following the Separation Date; and (3) the amount of the dividend payment to be made in respect of Executive’s vested stock options pursuant to that certain letter agreement between Executive and the Company dated May 31, 2005, such amount to be paid on or as soon as practicable after June 1, 2007 as provided in such letter agreement. The parties hereby agree that the amount referred to in clause (3) above is $610,143.00 (subject to tax withholding). In addition, Executive’s benefit pursuant to the Retirement Plan will be paid in accordance with the terms and conditions of that plan. In addition, Executive’s rights with respect to his options to acquire an aggregate of 96,348.69 Hexion LLC units will continue in effect in accordance with the terms and conditions of the applicable written stock option agreement(s) evidencing such options and the terms and conditions of the stock option plan under which the options were granted (including, without limitation, any applicable termination of employment rules); provided that such options shall be fully vested as of the Separation Date. The Company also agrees to reimburse Executive for any business expenses incurred by him on or before the Separation Date in the course of performing his obligations for the Company in accordance with the Company’s usual expense reimbursement policies and procedures; provided that Executive submits such expenses to the Company for reimbursement no later than June 30, 2006 and provided that such expenses are reasonable, customary, and generally consistent with past expenses submitted by Executive for reimbursement by the Company.

E. No Other Benefits. The severance payments and benefits pursuant to this Section II are for and in lieu of any other payments or benefits (and, except as specifically provided herein, none shall accrue) beyond the Separation Date. Executive specifically acknowledges and agrees that he is not, and will not be, entitled to receive any severance pay or other benefits pursuant to any severance plan or policy of the Company or any of its affiliates. Executive acknowledges and agrees that he has received all compensation and benefits due to him from the Company other than as expressly provided in this Section II.

III. Non-Disparagement. Executive agrees that he shall not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates. Neither the Company’s Board of Directors, any senior executive officer of the Company with the authority to speak for the Company, nor any other officer or employee of the Company with the authority to speak on behalf of the Company as a whole as to matters of fundamental high-level importance to the Company (such as, for example, corporate earnings, corporate restructurings, and similar fundamental issues) and speaking in that capacity in a formal setting shall, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Executive. Nothing in this Section III shall in any way prohibit Executive, the Company, the Company’s Board of Directors, or any senior executive officer of the Company from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive, the Company, the Company’s Board of Directors, or any senior executive officer of the Company in the circumstances.

IV. Release. Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected with his service as an officer, director, employee, member or manager of any Releasee, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, any state or local anti-discrimination laws or regulations, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release shall not apply to any obligation created by or arising out of this Separation Agreement, or otherwise specifically provided for in Section II.A, II.B, II.C, or II.D above, for which receipt or satisfaction has not been acknowledged.

V. Additional Waiver. It is the intention of Executive in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

VI. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement. Executive further expressly acknowledges and agrees that:

A. In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

B. He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

C. He was given a copy of this Separation Agreement on June 21, 2006 and informed that he had forty five (45) days within which to consider this Separation Agreement; and

D. He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

VII. No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VIII. Confidential Information.

A. Executive, in the performance of Executive’s services on behalf of the Company and its affiliates, has had access to, received and been entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company, its affiliates, or its or their agents or consultants, or used presently or at any time in the future in the course of its or their business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and was made available to Executive in confidence. Executive represents that he has held all such information confidential and will continue to do so.

B. Except in the performance of services on behalf of the Company and its affiliates, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless 1) such Confidential Material ceases (through no fault of Executive’s) to be confidential because it has become part of the public domain or 2) he is otherwise obligated to disclose such information by the lawful order of any competent jurisdiction. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the business of the Company or any of its affiliates, which Executive prepares, uses or encounters, shall be and remain the sole and exclusive property of the appropriate entity or entities and shall be included in the Confidential Material. Whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Executive’s possession or under Executive’s control.

IX. Non-Compete. Executive hereby acknowledges and agrees in consideration for the payments and other benefits set forth in this Separation Agreement, for the period commencing on the Separation Date and ending on the first anniversary of the Separation Date, without the prior written consent of the Company, the Executive shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, member, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in any business within the chemicals industry, including, without limitation, any business that is in material competition with the business of the Company and/or its affiliates. For purposes hereof, a business shall be deemed to be in competition with the Company if it is significantly involved in the rendering of any service significantly purchased, sold, dealt in or rendered by the Company and/or its affiliates. As used in the preceding sentence, the term “significantly” shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this shall be construed so as to preclude Executive from investing in any publicly held company provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class. Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business that competes with the business of the Company and/or its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and/or its affiliates and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive has carefully considered the nature and extent of the restrictions placed upon him by this Separation Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company or any of its affiliates disproportionate to the detriment which the same may cause Executive.

X. Soliciting Customers. Executive promises and agrees that he will not, for the period commencing on the Separation Date and ending on the first anniversary of the Separation Date, influence or attempt to influence any customers of the Company or any of its affiliates, either directly or indirectly, to divert their business in any product line sold, dealt in or rendered by the Company and/or its affiliates (or any product line similar to any such product line) to any individual, partnership, firm, corporation or other entity which is currently or at that particular point in time in competition with (or has plans to engage in business which would be in competition with) the business of the Company or any of its affiliates. Executive acknowledges that during his employment with the Company, he was given access to Confidential Material of the Company and its affiliates, and that such Confidential Material constitutes the Company’s trade secrets. Executive acknowledges and agrees that this restriction is necessary in order for the Company to preserve and protect its legitimate proprietary interest in its Confidential Material and trade secrets.

XI. Soliciting Employees. Executive promises and agrees that he will not, for the period commencing on the Separation Date and ending on the first anniversary of the Separation Date, directly or indirectly solicit any employee of the Company or any of its affiliates who earned annually $25,000 or more as an employee of such entity during the last six months of his or her own employment to work for any business, individual, partnership, firm, or corporation.

XII. Cooperation. Executive agrees to cooperate with the Company in any actual or threatened litigation that arises against or is brought by the Company or any of its affiliates at any time after the Separation Date, including but not limited to participating in interviews with the Company’s counsel to assist the Company in any such litigation. To the extent such services are requested by the Company, the Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in providing such services.

XIII. Miscellaneous.

A. Successors.

1. This Separation Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

2. This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Separation Agreement by operation of law or otherwise.

B. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Executive and the Chief Executive Officer of the Company or his designee.

D. Complete Agreement. This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Separation Agreement shall not be binding upon or enforceable against either party. This Separation Agreement constitutes an integrated agreement. Notwithstanding the preceding provisions of this Section XIII.D: (1) the rights of the Company or any of its affiliates pursuant to any confidentiality, non-compete, trade secret, inventions, securities transfer, investor rights, or similar agreement shall continue in effect and are not integrated into this Agreement; (2) the provisions of any applicable benefit plan and/or award agreement shall continue in effect and are not integrated into this Agreement to the extent necessary to effect the payments and benefits specifically provided for in Section II.D; and (3) the Investor Rights Agreement to which Executive is a party as well as the Operating Agreement of Hexion LLC shall continue in effect and are not integrated into this Agreement.

E. Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

F. Choice of Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to principles of conflict of laws.

G. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

H. Notices. Any notice provided for in this Separation Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company, to:

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, OH 43215

Facsimile: (614) 225-2108

Attention: Craig Morrison

      President and CEO

with a copy (which shall not constitute notice) to:

Hexion LLC

c/o Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

Facsimile: (212) 515-3288

Attention: Josh Harris

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Facsimile: (212) 326-2061

Attention: John Scott, Esq.

If to Executive, to Executive’s address set forth on the signature page hereto.

I. Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

J. Arbitration. Any dispute, claim or controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, including the determination of the scope or applicability of this agreement to arbitrate, shall be submitted to final and binding arbitration in the State of Texas in accordance with Texas law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrators’ award in any court having jurisdiction.

K. Advice of Counsel. In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

L. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

M. Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

N. Taxes. The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Executive the amount required by law to be withheld with respect to such payment or other benefits provided to Executive. Other than as to such withholding right, Executive shall be solely responsible for any taxes due as a result of the payments and benefits received by Executive contemplated by this Separation Agreement.

O. Indemnification. The Company agrees that (1) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another person or (2) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, whether arising before or after the Separation Date, then Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s articles of incorporation or bylaws or, if greater, by the laws of the State of New Jersey, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith. Neither the failure of the Company to have made a determination in connection with any request for indemnification that Executive has satisfied any applicable standard of conduct, nor a determination by the Company that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has not met an applicable standard of conduct.

[Remainder of page intentionally left blank.]

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 21st day of June, 2006, at                      County,                     .

“Executive”

Jeffrey M. Nodland

EXECUTED this 21st day of June, 2006, at                      County,                     .

“Company”

Hexion Specialty Chemicals, Inc., a New Jersey corporation

By:
Its:

EXHIBIT A

RESIGNATION LETTER

Date:	May 13, 2006

To:	The Board of Directors of Hexion LLC. and Hexion Specialty Chemicals, Inc.

From:	Jeffrey M. Nodland

I hereby resign as an employee, officer, director, member, manager and in any other capacity with Hexion Specialty Chemicals, Inc., and with each of its respective affiliates, effective May 13, 2006.

Jeffrey M. Nodland

A-1

EXHIBIT B

ENDORSEMENT

I, Jeffrey, M. Nodland, hereby acknowledge that I was given 45 days to consider the foregoing Employment, Employment Separation and General Release Agreement and voluntarily chose to sign the Employment, Employment Separation and General Release Agreement prior to the expiration of the 45-day period.

I declare under penalty of perjury under the laws of the state of Texas, that the foregoing is true and correct.

EXECUTED this 21st day of June 2006, at                      County,                     .

Jeffrey M. Nodland

B-1